Exhibit 99.1

Garrett Motion Reports First Quarter 2024 Financial Results
First Quarter 2024 Highlights
•Net sales totaled $915 million, down 6% on a reported basis and 5% at constant currency*
•Net income totaled $66 million; Net income margin 7.2%
•Adjusted EBITDA* totaled $151 million; Adjusted EBITDA margin* of 16.5%
•Net cash provided by operating activities totaled $84 million
•Adjusted free cash flow* totaled $68 million
•Repurchased $109 million of Common Stock

Reiterated Full Year 2024 Outlook
•Net sales of $3,870 million, flat on a reported and constant currency basis*
•Net income of $253 million; Net income margin 6.5%
•Adjusted EBITDA* of $620 million; Adjusted EBITDA margin* of 16.0%
•Net cash provided by operating activities of $420 million
•Adjusted free cash flow* of $375 million

ROLLE, Switzerland, April 25, 2024 – Garrett Motion Inc. (Nasdaq: GTX) (the "Company"), a leading differentiated automotive technology provider, today announced its financial results for the three months ended March 31, 2024.

$ millions (unless otherwise noted)	Q1 2024	Q1 2023
Net sales	915	970
Cost of goods sold	743	781
Gross profit	172	189
Gross profit %	18.8%	19.5%
Selling, general and administrative expenses	64	56
Income before taxes	81	108
Net income	66	81
Net income margin	7.2%	8.4%
Adjusted EBITDA*	151	168
Adjusted EBITDA margin*	16.5%	17.3%
Net cash provided by operating activities	84	92
Adjusted free cash flow*	68	88
* See reconciliations to the nearest GAAP measure in pages 5-12

"Garrett delivered a solid first quarter of $915 million of net sales, a 16.5% adjusted EBITDA margin and $68 million of adjusted free cash flow. These results once again demonstrate our ability to generate operational efficiency by leveraging our flexible cost structure," said Garrett President and CEO, Olivier Rabiller. "This robust execution allowed us to again return value to shareholders and execute on our capital allocation priorities. In the quarter we repurchased $109 million of common stock and on April 10th, we made an early debt repayment of $100 million."

“Our differentiated technologies continue to build momentum in both turbo and zero emission applications. This quarter, we continued to see increased customer interest for larger turbos which resulted in two new series production awards in power generation. Our high speed, best in class traction motor is currently undergoing vehicle testing with a leading global OEM and we also added two new series production awards for our high-speed fuel cell compressor applications. This progress highlights Garrett's ability to provide innovative and differentiated solutions to address our customers' unmet needs.”

Results of Operations

Net sales for the first quarter of 2024 were $915 million, representing a decrease of 6% (including an unfavorable impact of $8 million or 1% due to foreign currency translation) compared with $970 million in the first quarter of 2023. This decrease was mainly driven by demand softness in gasoline, diesel and commercial vehicles as compared to the first quarter of 2023. Net sales further declined due to pricing decreases, net of inflation pass-through, driven by commodity deflation. This decrease was partially offset by favorable demand for aftermarket replacement parts in North America, China and Brazil.

Cost of goods sold for the first quarter of 2024 decreased to $743 million from $781 million in the first quarter of 2023, primarily driven by $29 million of lower sales volumes, $17 million of commodity, transportation and energy deflation and $10 million of productivity net of labor inflation and repositioning costs. These decreases were partially offset by $16 million from unfavorable product mix and $2 million of higher research and development ("R&D") costs, reflecting Garrett's continued investment in new technologies.

Gross profit totaled $172 million for the first quarter of 2024 as compared to $189 million in the first quarter of 2023, with a gross profit percentage for the first quarter of 2024 of 18.9% as compared to 19.5% in the first quarter of 2023. The decrease in gross profit was primarily driven by $16 million from lower pricing net of inflation recovery, $12 million from lower sales and $11 million from unfavorable product mix. Gross profit further decreased by $8 million due to foreign currency impacts. These decreases were partially offset by $17 million of commodity, transportation and energy deflation and $15 million of higher productivity net of labor inflation and repositioning costs.

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2024 increased to $64 million from $56 million in the first quarter of 2023. The increase compared with the prior year was mainly driven by $4 million of higher stock-based compensation expense. SG&A expenses also increased due to $2 million of additional professional services costs, $1 million of labor inflation impact and $1 million of unfavorable foreign exchange impacts.

Interest expense in the first quarter of 2024 was $31 million as compared to $27 million in the first quarter of 2023. The increase was primarily driven by $18 million of higher interest expense from our $700 million term loan B (the "2023 Dollar Term Facility") and increased market interest rates, partially offset by $6 million of higher gains on interest derivatives in the current year and $7 million from marked-to market remeasurement losses in the prior year on our interest rate swap contracts.

Non-operating income for the first quarter of 2024 was $5 million as compared to $3 million in the first quarter of 2023, with the increase primarily driven by foreign exchange transactional gains.

Tax expense for the first quarter of 2024 was $15 million as compared to $27 million in the first quarter of 2023, mainly driven by the reversal of tax reserves and lower U.S. taxes on international operations, partially offset by increased withholding taxes.

Net income for the first quarter of 2024 was $66 million as compared to $81 million in the first quarter of 2023 primarily due to $17 million of lower gross profit, $8 million of higher SG&A expenses and $4 million of higher interest expense, partially offset by $12 million of lower tax expense, as discussed above.

Net cash provided by operating activities totaled $84 million in the first quarter of 2024 as compared to $92 million in the first quarter of 2023, primarily due to a decrease of $31 million in net income excluding non-cash charges, and $11 million from changes in other assets and liabilities, partially offset by an increase of $35 million from changes in working capital (net of factoring).

Non-GAAP Financial Measures

Adjusted EBITDA decreased to $151 million in the first quarter of 2024 as compared to $168 million in the first quarter of 2023. The decrease was mainly due to demand softness across gasoline, diesel and commercial vehicles, unfavorable mix, lower pricing net of inflation pass-through and unfavorable foreign exchange impacts. These decreases were partially offset by strong operational performance through productivity, net of labor inflation and repositioning costs, and commodity, transportation and energy deflation.

Adjusted free cash flow, which excludes capital structure transformation expenses, cash paid for repositioning and factoring costs, was $68 million in the first quarter of 2024 as compared to $88 million in the first quarter of 2023. The decrease was primarily driven by $24 million of additional capital expenditures compared to prior year, $17 million of lower Adjusted EBITDA and $17 million of higher cash paid for interest. These decreases were partially offset by $35 million of lower working capital usage (net of factoring) versus prior year.

Liquidity and Capital Resources

As of March 31, 2024, Garrett had $766 million in available liquidity, including $196 million in cash and cash equivalents and $570 million of undrawn commitments under its revolving credit facility. As of December 31, 2023, Garrett had $829 million in available liquidity, including $259 million in cash and cash equivalents and $570 million of undrawn commitments under its revolving credit facility.

As of March 31, 2024, total principal amount of debt outstanding amounted to $1,683 million, down from $1,696 million as of December 31, 2023, due to repayments made on the 2021 Dollar Term Facility and foreign exchange impact.

During the first quarter of 2024, we repurchased $109 million of common stock under our authorized share repurchase program.

Full Year 2024 Outlook
Garrett is reiterating its outlook for the full year 2024 for certain GAAP and Non-GAAP financial measures.

Full Year 2024 Outlook
Net sales (GAAP)	$3.80 billion to $3.95 billion
Net sales growth at constant currency (Non-GAAP)*	-2% to +2%
Net income (GAAP)	$230 million to $275 million
Adjusted EBITDA (Non-GAAP)*	$590 million to $650 million
Net cash provided by operating activities (GAAP)	$370 million to $470 million
Adjusted free cash flow (Non-GAAP)*	$325 million to $425 million
* See reconciliations to the nearest GAAP measures on pages 5-12
Garrett’s full year 2024 outlook, as of April 25, 2024, includes the following expectations:
•2024 light vehicle industry production flat to down 1% from 2023;
•2024 commercial vehicle industry, including both on- and off-highway, up 2% from 2023;
•2024 average light vehicle battery electric vehicle penetration of 15%;
•2024 Euro/dollar assumption of 1.08 EUR to 1.00 USD;
•R&D investment ~4.5% of sales in 2024, with approximately 60% on zero emission technologies;
•Capital expenditures ~2.2% of sales, with greater than 30% on zero emission technologies.

Conference Call

Garrett plans to issue financial results for the first quarter 2024 on Thursday, April 25, 2024 before the open of market trading. Garrett will also hold a conference call the same day at 8:30 am EDT / 2:30 pm CET. To participate on the conference call, please dial +1-877-883-0383 (US) or +1-412-902-6506 (international) and use the passcode 1134891.

The conference call will also be broadcast over the internet and include a slide presentation. To access the webcast and supporting material, please visit the investor relations section of the Garrett Motion website at http://investors.garrettmotion.com/. A replay of the conference call will be available by dialing +1-877-344-7529 (US) or +1-412-317-0088 (international) using the access code 1183241. The webcast will also be archived on Garrett’s website.

Forward-Looking Statements
This release contains “forward-looking statements” within the Private Securities Reform Act of 1995. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements including without limitation our statements regarding inflationary pressure on Garrett's business and management's inflation mitigation strategies, financial results and financial conditions, industry trends and anticipated demand for our products, Garrett’s strategy, anticipated supply constraints, anticipated developments in emissions standards, trends including with respect to production volatility and volume, Garrett's capital structure including our share repurchase program, new product development including zero emissions technologies and capital deployment plans for the future including expected R&D expenditures, anticipated impacts of partnerships with third parties, and Garrett's outlook for 2024. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of Garrett to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include but are not limited to those described in our annual report on Form 10-K for the year ended December 31, 2023, as well as our other filings with the Securities and Exchange Commission, under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.
Non-GAAP Financial Measures
This release includes the following Non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”): constant currency sales growth, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted free cash flow. The Non-GAAP financial measures provided herein are adjusted for certain items as presented in the Appendix containing Non-GAAP Reconciliations and may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and analysis of ongoing operating trends. Garrett believes that the Non-GAAP measures presented herein are important indicators of operating performance because they exclude the effects of certain items, therefore making them more closely reflect our operational performance. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. For additional information with respect to our Non-GAAP financial measures, see the Appendix to this presentation and our annual report on Form 10-K for the year ended December 31, 2023.
About Garrett Motion Inc.
Garrett Motion is a differentiated technology leader, serving automotive customers worldwide for more than 70 years. Known for its global leadership in turbocharging, the company develops transformative technologies for vehicles to become cleaner and more efficient. Its advanced technologies help reduce emissions and reach zero emissions via passenger and commercial vehicle applications – for on and off-highway use. Its portfolio includes turbochargers, electric turbos (E-Turbo) and electric compressors (E-Compressor) for both ICE and hybrid powertrains. In the zero emissions vehicle category, it offers fuel cell compressors for hydrogen fuel cell vehicles (FCEVs) as well as electric propulsion and thermal management systems for battery electric vehicles (BEVs). It boasts five R&D centers, 13 manufacturing sites and a team of 9,300 located in more than 20 countries. Its mission is to further advance motion through unique, differentiated innovations. More information at www.garrettmotion.com.

Contacts:
MEDIA	INVESTOR RELATIONS
Maria Eugenia Santiago Echandi	Eric Birge
1.734.386.6593	1.734.392.5504
Maria.SantiagoEchandi@garrettmotion.com	Eric.Birge@garrettmotion.com

CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2024	2023
	(Dollars in millions, except per share amounts)
Net sales	$915	$970
Cost of goods sold	743	781
Gross profit	172	189
Selling, general and administrative expenses	64	56
Other expense, net	1	1
Interest expense	31	27
Non-operating income	(5)	(3)
Income before taxes	81	108
Tax expense	15	27
Net income	66	81
Less: preferred stock dividends	—	(40)
Net income available for distribution	$66	$41

Earnings per common share
Basic	$0.28	$0.13
Diluted	0.28	0.13

Weighted average common shares outstanding
Basic	236,664,129	64,896,081
Diluted	238,991,886	65,970,723

CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended March 31,
	2024	2023
	(Dollars in millions)
Net income	$66	$81
Foreign exchange translation adjustment	18	2
Defined benefit pension plan adjustment, net of tax	1	—
Changes in fair value of effective cash flow hedges, net of tax	3	(3)
Changes in fair value of net investment hedges, net of tax	19	(5)
Total other comprehensive income (loss), net of tax	41	(6)
Comprehensive income	$107	$75

CONSOLIDATED INTERIM BALANCE SHEETS

	March 31, 2024	December 31, 2023
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$196	$259
Restricted cash	1	1
Accounts, notes and other receivables – net	787	808
Inventories – net	272	263
Other current assets	82	75
Total current assets	1,338	1,406
Investments and long-term receivables	30	29
Property, plant and equipment – net	452	477
Goodwill	193	193
Deferred income taxes	213	216
Other assets	222	206
Total assets	$2,448	$2,527
LIABILITIES
Current liabilities:
Accounts payable	$1,029	$1,074
Current maturities of long-term debt	7	7
Accrued liabilities	283	293
Total current liabilities	1,319	1,374
Long-term debt	1,633	1,643
Deferred income taxes	30	27
Other liabilities	201	218
Total liabilities	$3,183	$3,262
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT)
Common Stock, par value $0.001; 1,000,000,000 and 1,000,000,000 shares authorized, 240,071,246 and 238,543,624 issued and 227,401,889 and 238,249,056 outstanding as of March 31, 2024 and December 31, 2023, respectively	—	—
Additional paid – in capital	1,198	1,190
Retained deficit	(1,856)	(1,922)
Accumulated other comprehensive income (loss)	38	(3)
Treasury Stock, at cost; 12,669,357 and 0 shares as of March 31, 2024 and December 31, 2023, respectively	(115)	—
Total deficit	(735)	(735)
Total liabilities and deficit	$2,448	$2,527

CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS	Three Months Ended March 31,
	2024	2023
	(Dollars in millions)
Cash flows from operating activities:
Net income	$66	$81
Adjustments to reconcile net income to net cash provided by operating activities
Deferred income taxes	5	3
Depreciation	22	21
Amortization of deferred issuance costs	3	2
Foreign exchange loss (gain)	7	(2)
Stock compensation expense	8	3
Unrealized (gain) loss on derivatives	(17)	10
Other	5	12
Changes in assets and liabilities:
Accounts, notes and other receivables	6	(77)
Inventories	(17)	(30)
Other assets	(4)	(18)
Accounts payable	—	62
Accrued liabilities	4	20
Other liabilities	(4)	5
Net cash provided by operating activities	$84	$92
Cash flows from investing activities:
Expenditures for property, plant and equipment	(32)	(8)
Proceeds from cross-currency swap contracts	4	—
Net cash used for investing activities	$(28)	$(8)
Cash flows from financing activities:
Payments of long-term debt	(2)	(2)
Repurchases of Common Stock	(107)	—
Payments for preference dividends	—	(42)
Other	(3)	—
Net cash used for financing activities	$(112)	$(44)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(7)	4
Net increase (decrease) in cash, cash equivalents and restricted cash	(63)	44
Cash, cash equivalents and restricted cash at beginning of period	260	248
Cash, cash equivalents and restricted cash at end of period	$197	$292
Supplemental cash flow disclosure:
Income taxes paid (net of refunds)	10	19
Interest paid	27	10

Reconciliation of Net Income to Adjusted EBITDA(1)

	Three Months Ended March 31,
	2024	2023
	(Dollars in millions)
Net income	$66	$81
Interest expense, net of interest income (2)	29	27
Tax expense	15	27
Depreciation	22	21
EBITDA	132	156
Stock compensation expense (3)	8	3
Repositioning costs	11	7
Discounting costs on factoring	1	1
Other non-operating income (4)	(1)	(1)
Capital structure transformation expenses (5)	—	2
Adjusted EBITDA	$151	$168

Net sales	$915	$970

Net income margin	7.2%	8.4%
Adjusted EBITDA margin (6)	16.5%	17.3%

(1)We evaluate performance on the basis of EBITDA and Adjusted EBITDA. We define “EBITDA” as our net income calculated in accordance with U.S. GAAP, plus the sum of interest expense net of interest income, tax expense and depreciation. We define “Adjusted EBITDA” as EBITDA, plus the sum of stock compensation expense, repositioning costs, discounting costs on factoring, other non-operating income, capital structure transformation expenses, net reorganization items and loss on extinguishment of debt (if any). We believe that EBITDA and Adjusted EBITDA are important indicators of operating performance and provide useful information for investors because:
•EBITDA and Adjusted EBITDA exclude the effects of income taxes, as well as the effects of financing and investing activities by eliminating the effects of interest-related charges and depreciation expenses and therefore more closely measure our operational performance; and
•certain adjustment items, while periodically affecting our results, may vary significantly from period to period and have disproportionate effect in a given period, which affects the comparability of our results.
In addition, our management may use Adjusted EBITDA in setting performance incentive targets to align performance measurement with operational performance.
(2)    Reflects interest income of $2 million and $0 million for the three months ended March 31, 2024 and 2023, respectively.
(3)    Stock compensation expense includes only non-cash expenses.
(4)     Reflects the non-service component of net periodic pension income.
(5)     Reflects the third-party incremental costs that were directly attributable to the transformation of the Company's capital structure through the partial repurchase and subsequent conversion of the remaining outstanding Series A Preferred Stock into a single class of common stock in June 2023.
(6)    Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Reconciliation of Constant Currency Sales % Change(1)

	Three Months Ended March 31,
	2024	2023
Garrett
Reported sales % change	(6)%	8%
Less: Foreign currency translation	(1)%	(5)%
Constant currency sales % change	(5)%	13%

Gasoline
Reported sales % change	(4)%	11%
Less: Foreign currency translation	(2)%	(6)%
Constant currency sales % change	(2)%	17%

Diesel
Reported sales % change	(8)%	3%
Less: Foreign currency translation	0%	(5)%
Constant currency sales % change	(8)%	8%

Commercial vehicles
Reported sales % change	(12)%	10%
Less: Foreign currency translation	(1)%	(5)%
Constant currency sales % change	(11)%	15%

Aftermarket
Reported sales % change	2%	5%
Less: Foreign currency translation	0%	(3)%
Constant currency sales % change	2%	8%

Other Sales
Reported sales % change	8%	(8)%
Less: Foreign currency translation	(1)%	(5)%
Constant currency sales % change	9%	(3)%
(1)    We define constant currency sales growth as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Reconciliation of Cash Flow from Operations to Adjusted Free Cash Flow(1)

	Three Months Ended March 31,
	2024		2023
	(Dollars in millions)
Net cash provided by operating activities	$84	$—	$92
Expenditures for property, plant and equipment	(32)	—	(8)
Net cash provided by operating activities less expenditures for property, plant and equipment	52	—	84
Capital structure transformation expenses	1		1
Cash payments for repositioning	9		2
Proceeds from cross currency swap contracts	4		—
Factoring and P-notes	2		1
Adjusted free cash flow (1)	$68		$88

(1)    Adjusted free cash flow reflects an additional way of viewing liquidity that management believes is useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines adjusted free cash flow as cash flow provided from operating activities less capital expenditures and additionally adjusted for other discretionary items including cash flow impacts for capital structure transformation expenses, factoring and guaranteed bank notes activity.

Full Year 2024 Outlook Reconciliation of Reported Net Sales to Net Sales Growth at Constant Currency

	2024 Full Year
	Low End	High End
Reported net sales (% change)	(2)%	2%
Foreign currency translation	—%	—%
Full year 2024 Outlook Net sales growth at constant currency	(2)%	2%

Full Year 2024 Outlook Reconciliation of Net Income to Adjusted EBITDA

	2024 Full Year
	Low End	High End
	(Dollars in millions)
Net income	$230	$275
Interest expense, net of interest income *	146	146
Tax expense	78	93
Depreciation	92	92
Full year 2024 Outlook EBITDA	546	606
Stock compensation expense	18	18
Repositioning costs	26	26
Full Year 2024 Outlook Adjusted EBITDA	$590	$650
*    Excludes the effects of marked-to-market fluctuations from our interest rate swap contracts

Full Year 2024 Outlook Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	2024 Full Year
	Low End	High End
	(Dollars in millions)
Net cash provided by operating activities	$370	$470
Expenditures for property, plant and equipment	(87)	(87)
Net cash provided by operating activities less expenditures for property, plant and equipment	283	383
Cash payments for repositioning	26	26
Proceeds from cross currency swap contracts	15	15
Capital structure transformation costs	1	1
Full Year 2024 Outlook Adjusted free cash flow	$325	$425